SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2003

PENHALL INTERNATIONAL CORP.
(Exact name of Registrant as specified in its charter)

ARIZONA	333-64745	86-0634394

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 PENHALL WAY, ANAHEIM, CA	92803

(Address of principal executive offices)	(Zip Code)

(714) 772-6450
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

On December 3, 2003, the Company concluded an agreement for the sale-leaseback of its 11 owned buildings and land sites. The buyer, CRICPENHALL LLC is owned by Prudential Real Estate Companies Account Partnership II, LP and Prudential Real Estate Companies Fund II, LP. These are two investment funds sponsored by Prudential Real Estate Investors. Prudential Real Estate Investors is a business unit of Prudential Investment Management, Inc., a wholly-owned subsidiary of Prudential Financial Inc. The sale price for the 11 sites was $12.0 million. Upon closing, the company received approximately $11.4 million in net cash proceeds and entered into 11 leases with initial periods of 20 years for each site. The company will also have 4 5-year options to extend the leases at the then current fair market value. The Company has no continuing obligations under these arrangements other than lease payments.

The leasebacks have been accounted for as operating leases under FASB 98. This transaction has been reflected as a reduction in long-term assets and a reduction in long-term debt. The $2.7 million gain on sale will be amortized on a straight-line basis over the initial term of the leases.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penhall International Corp.

By:	/s/ John T. Sawyer John T. Sawyer Chief Executive Officer

Date: December 5, 2003

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